UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2021

Syros Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37813	45-3772460
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 CambridgePark Drive Cambridge, Massachusetts	02140
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 744-1340

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SYRS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)

On October 12, 2021, we announced the hiring and appointment of Jason Haas as the Chief Financial Officer of Syros Pharmaceuticals, Inc. (the “Company”), effective immediately.

Mr. Haas, age 54, most recently served as Co-Head of Americas, Healthcare Investment Banking at Barclays from June 2016 to October 2021. Previously, he served as Head of Americas, Healthcare Investment Banking at Deutsche Bank from 2012 to June 2016. Prior to his role at Deutsche Bank, he was a Managing Director on the Healthcare Investment Banking team at Goldman Sachs & Co. Mr. Haas holds an M.B.A in Finance from Columbia Business School and a B.A in International Relations and Economics from Colgate University.

We entered into an offer letter (the “Offer Letter”) with Mr. Haas in connection with his appointment as Chief Financial Officer. Under the offer letter, which is effective October 12, 2021, Mr. Haas will receive an annual salary of $440,000 and he will be eligible to participate in our annual bonus program, with a target bonus of 40% of his base salary.

In addition, the Offer Letter provides that, as a material inducement to Mr. Haas to enter into employment with the Company, and subject to approval by the Board of Directors or its designee, Mr. Haas will be granted a nonstatutory stock option to purchase 750,000 shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), as an inducement grant outside of the Company’s 2016 Stock Incentive Plan pursuant to Nasdaq Listing Rule 5635(c)(4) (the “Inducement Award”), with an exercise price per share equal to the closing price per share of the Common Stock on the Nasdaq Global Select Market on the grant date. The Inducement Award will vest as to 25% of the shares underlying the stock option on October 12, 2022, with the remaining shares vesting ratably on a monthly basis over the following three years, subject to Mr. Haas’s continued employment with the Company. The Board of Directors granted the Inducement Award with an exercise price equal to $4.54 per share, which was the closing price of the Common Stock, as reported by the Nasdaq Global Select Market, on October 12, 2021, the date of grant. Mr. Haas will also be eligible to receive such future long-term incentive awards as the Board of Directors shall deem appropriate.

The Offer Letter also provides that if Mr. Haas’s employment is terminated by us without cause, or by him with good reason, he will receive severance payments equal to his then-current monthly salary rate for nine months, subject to certain conditions, including the execution of a release of all claims against the Company. In addition, in the event of a change in control of the Company, all unvested stock options then held by Mr. Haas will vest in full 12 months after the change in control, or earlier if his employment is terminated by us without cause or by him for good reason in contemplation of, pursuant to or following a change in control. Mr. Haas will be eligible to participate in our 401(k) plan, health plans, and other benefits on the same terms as all of our other employees. The foregoing descriptions are qualified in their entirety by the full text of the Offer Letter and the form of nonstatutory stock option agreement for the Inducement Award, which are filed as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

We have also entered into an employee non-disclosure, assignment and non-solicitation agreement with Mr. Haas. Under this agreement, Mr. Haas has agreed (1) to protect our confidential and proprietary information, (2) to assign to us related intellectual property developed during the course of his employment, and (3) not to solicit our employees during his employment and for a period of one year after the termination of his employment.

Our certificate of incorporation permits us to indemnify our executive officers to the fullest extent permitted by Delaware law. On October 12, 2021, we entered into an indemnification agreement with Mr. Haas on terms identical to those entered into with the Company’s other directors and executive officers. This indemnification agreement requires us, among other things, to advance expenses, including attorneys’ fees, to our directors and executive officers in connection with an indemnification claim, subject to very limited exceptions.

There are no transactions between Mr. Haas and the Company and there is no arrangement or understanding between Mr. Haas and any other persons or entities pursuant to which Mr. Haas was appointed as an officer of the Company.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Offer Letter, effective October 12, 2021, between Syros Pharmaceuticals, Inc. and Jason Haas. Filed herewith.

10.2	Form of Nonstatutory Stock Option Agreement for Inducement Awards. Filed herewith.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYROS PHARMACEUTICALS, INC.

Date: October 13, 2021	By:	/s/ Gerald E. Quirk
Gerald E. Quirk
Chief Operations Officer